Exhibit 10.2

LA QUINTA HOLDINGS INC.

RETENTION BONUS PLAN

La Quinta Holdings Inc. (the “Company”) has adopted the La Quinta Holdings Inc. Retention Bonus Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated, effective as of the Effective Date. The purpose of the Plan is to acknowledge the potential disruption that may be caused to employees of the Company Group as a result of the Company’s exploration of a Significant Corporate Event, and in light thereof, provide the Company with the means to provide a retention incentive for select employees who are determined to be critical to the Company’s continued success and whose retention is necessary to sustain the value of the Company’s business through the consummation of a Significant Corporate Event.

1.    Definitions. Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such term in the Severance Plan.

(a)    “Administrator” means the Committee or such other individual or group of individuals as may be appointed as the claims administrator under the Plan by the Committee from time to time.

(b)    “Annual Bonus Program” means the annual cash incentive bonus program in which the Participant participates as of the Effective Date.

(c)    “Award Agreement” has the meaning set forth in the Omnibus Plan.

(d)    “Base Salary” means the Participant’s annual base salary rate as of the Effective Date, determined without regard to any salary deferrals under any deferred compensation or cafeteria plans or programs of the Company Group in which the Participant participates.

(e)    “Board” means the Board of Directors of the Company.

(f)    “Bonus Calculation Percentage” means, as to any Participant at the level of Senior Vice President or above, a percentage designated as such in such Participant’s Participation Agreement.

(g)    “Cash Amount” means any portion of the Retention Bonus Amount with respect to any Retention Bonus Award that is not the Stock Amount.

(h)    “Clawback Policy” means the Company’s Incentive Compensation Clawback Policy (or any successor policy thereto adopted by the Company).

(i)    “Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(j)    “Committee” means the Compensation Committee of the Board.

(k)    “Covered Termination” means a Participant’s termination of employment with the Employer (i) by the Employer without Cause or (ii) by the Participant for Good Reason; provided, however, that no such termination shall be considered a Covered Termination if:

(A) such Participant’s employment with the Employer is terminated by reason of a transfer to the employ of another member of the Company Group,

(B) such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time unless, at such time, there is not an available position for which such Participant is qualified, or

(C) such Participant’s employment with the Employer is terminated in connection with an Asset Sale or Significant Corporate Event if either (x) in connection with such Asset Sale or Significant Corporate Event such Participant was offered employment within a 50-mile radius of such Participant’s current work site for a comparable position with (1) the purchaser or an Affiliate thereof in an Asset Sale or (2) to the extent the Employer is no longer part of the Company Group as a result of a Significant Corporate Event, such Employer, with the same or greater Base Salary, and with comparable annual bonus and equity compensation opportunity and employee benefits, and the Participant fails to accept such employment offer or (y) notwithstanding the comparable terms and conditions of employment being available, such Participant voluntarily elected not to participate in the selection process for employment with (1) the purchaser or an Affiliate thereof in an Asset Sale or (2) to the extent the Employer is no longer part of the Company Group as a result of a Significant Corporate Event, such Employer.

(l)    “Effective Date” means January 17, 2017.

(m)    “Eligible Employee” means each non-union, salaried, full-time employee of the Company Group. Eligible Employees shall, in no event, include: (i) independent contractors, (ii) temporary employees, (iii) individuals treated other than as employees for federal income and employment tax purposes at the time such individual performs services, (iv) employees who are regularly scheduled to work less than 20 hours per week, and (v) individuals who the Company designates as “non-benefits eligible.”

(n)    “Employer” means, with respect to any Participant, (i) the member of the Company Group by which such Participant is employed, or (ii) to the extent such Participant was employed by an entity that is no longer part of the Company Group as a result of a Significant Corporate Event, such entity (or Affiliate thereof), as applicable, that employs such Participant immediately following such Significant Corporate Event.

(o)    “Fair Market Value” has the meaning set forth in the Omnibus Plan.

(p)    “Omnibus Plan” means the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as amended from time to time (or any successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company or its Affiliates).

(q)    “Other Critical Employee” means an Eligible Employee that has been identified by the Company’s Chief Executive Officer for participation in the Plan but not otherwise designated as a Participant by the Committee; provided, however, that, to the extent determined by the Company’s Chief Executive Officer, any Participant at the level of Vice President or Director may also be designated as an Other Critical Employee by the Company’s Chief Executive Officer for purposes of any Retention Bonus Amount that may be awarded in excess of such amount provided in Section 1(v)(ii) or (iii), as applicable.

(r)    “Participant” means an Eligible Employee who is designated as a Participant by the Committee, and each Other Critical Employee, who is designated as a Participant by the Company’s Chief Executive Officer.

(s)    “Participation Agreement” means the individual agreement, in a form determined by the Administrator (which form need not be the same for any Participant) that informs a Participant of his or her designation as a Participant in the Plan and which, (i) in the case of a Participant at the level of Senior Vice President or above, sets forth such Participant’s Bonus Calculation Percentage, and (ii) in the case of an Other Critical Employee, sets forth the Retention Bonus Amount for such Participant.

(t)    “Qualifying Covered Termination” means a Covered Termination occurring on or following a Significant Corporate Transaction or within the six-month period prior to a Significant Corporate Transaction.

(u)    “Restricted Stock” has the meaning set forth in the Omnibus Plan.

(v)    “Retention Bonus Amount” shall mean:

(i) with respect to any Participant at the level of Senior Vice President or above, an amount equal to (x) 1.25 multiplied by (y) the sum of such Participant’s (A) Base Salary and (B) Target Bonus multiplied by (z) the Bonus Calculation Percentage;

(ii) with respect to any Participant at the level of Vice President, an amount equal to $67,500;

(iii) with respect to any Participant at the level of Director, an amount equal to $30,000; and

(iv) with respect to any Other Critical Employee, an amount determined by the Company’s Chief Executive Officer at the time of grant of the Retention Bonus Award; provided, however, that the aggregate Retention Bonus Amount payable to Other Critical Employees shall in no event exceed $500,000.

(w)    “Retention Bonus Award” means the retention bonus granted under the Plan in an amount equal to the Retention Bonus Amount, which shall be comprised of the Cash Amount and, if applicable, the Stock Amount.

(x)    “Severance Plan” means, as to any Participant, the severance plan maintained by the Company (i.e., either the La Quinta Holdings Inc. Executive Severance Plan or the La Quinta

Holdings Inc. Severance Plan), in which such Participant is a covered under as of the Effective Date, together with any applicable participation agreement, acknowledgement or other documents required to by executed by such Participant in order to be eligible to participate in such severance plan.

(y)    “Significant Corporate Event” means a reorganization, recapitalization, extraordinary stock dividend, merger, sale, spin-off or other similar transaction or series of transactions, which individually or in the aggregate, has the effect of resulting in the elimination from the Company Group of all, or the majority of, either the Company’s operating units or the Company’s real property assets, in either case, so long as such transaction or transactions do not otherwise constitute a Change in Control.

(z)    “Stock Amount” means, with respect to any Retention Bonus Award granted to any Participant at the level of Executive Vice President or above, an amount equal to fifty percent (50%) of the Retention Bonus Amount of such Retention Bonus Award. For the avoidance of doubt, there shall be no Stock Amount for any Participant at any level below Executive Vice President.

(aa)    “Target Bonus” means the Participant’s target annual bonus under the Annual Bonus Program.

2.    Administration.

(a)    The Plan shall be administered by the Administrator, who shall have the sole authority, in the Administrator’s absolute discretion, to (i) construe, interpret, and implement the Plan, (ii) prescribe, amend, and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. The determination of the Administrator on all matters relating to the Plan or any amounts payable hereunder shall be final, binding, and conclusive. The Administrator may delegate to officers, other members of the Board, or employees of the Company (or any of its Affiliates or subsidiaries), or committees thereof, the authority, subject to such terms as the Administrator shall determine, to perform such functions, including but not limited to administrative functions, as the Administrator may determine appropriate. The Administrator may also appoint agents to assist in administering the Plan.

(b)    In no event shall the Administrator be liable for any action, determination or interpretation made by the Administrator with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that the Administrator incurs in connection with the administration of this Plan shall be borne by the Company or its successor, and the Administrator shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation.

3.    Grant of Retention Bonus Awards.

Prior to the consummation of a Significant Corporate Event, the Administrator, or in the case of any Other Critical Employee, the Company’s Chief Executive Officer, may grant Retention Bonus Awards to Participants by providing any such Participant with a Participation Agreement, the execution of which by such Participant shall be a requirement to participation in the Plan.

4.    Payment of Retention Bonus Awards.

(a)    The Cash Amount with respect to any Retention Bonus Award shall be payable by the Company or an Affiliate of the Company (or, with respect to any Participant whose Employer is no longer a member of the Company Group following a Significant Corporate Event, by the Employer or Affiliate thereof) on the earliest to occur of (w) the date that is fifteen (15) months from the Effective Date, (x) the date that is six (6) months from the date of the consummation of a Significant Corporate Event, (y) with respect to any Participant that undergoes a Qualifying Covered Termination, the date of such Participant’s Covered Termination, or (z) with respect to any Participant that undergoes a Covered Termination pursuant to clause (i) of the definition thereof, the date of such Participant’s Covered Termination (as applicable, the “Outside Retention Date”), in each case, subject to a Participant’s continuous employment with the Employer through the Outside Retention Date. Notwithstanding the foregoing, in the event of a Change in Control (or with respect to any Participant whose Employer following a Significant Corporate Event is no longer a member of the Company Group, a Change in Control of the ultimate parent of such Employer) prior to the Outside Retention Date, the Cash Amount shall be payable as of the date of the consummation of such Change in Control (the “Change in Control Date”). The Cash Amount will be payable as a lump sum cash amount no later than five (5) business days following the Outside Retention Date or Change in Control Date, as applicable, and shall be subject to reduction for all required federal, state and local taxes and other legally required withholdings.

(b)    The Stock Amount with respect to any applicable Retention Bonus Award shall be satisfied on, or as soon as practicable following, the Effective Date by the grant of a number of shares of Restricted Stock under the Omnibus Plan equal to (x) the Stock Amount divided by (y) the Fair Market Value on the Effective Date. Subject to Section 4(c), such Restricted Stock shall vest on the Outside Retention Date, subject to a Participant’s continuous employment with the Employer through the Outside Retention Date, or if earlier, the Change in Control Date. The Restricted Stock shall otherwise be subject to the terms of the Omnibus Plan and an Award Agreement reflecting the vesting schedule set forth herein as well as other customary terms and conditions.

(c)    To the extent a Participant’s employment with the Employer is terminated for any reason prior to the Outside Retention Date or Change in Control Date, as applicable, other than in connection with (i) a Qualifying Covered Termination or (ii) a Covered Termination pursuant to clause (i) of the definition thereof, such Participant shall have no rights with respect to any Retention Bonus Award (including any Restricted Stock granted in satisfaction of the Stock Amount).

5.    Termination or Amendment of the Plan.

Prior to the date of the consummation of a Significant Corporate Event, the Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however, that no such amendment, termination or discontinuance shall, without a Participant’s consent, adversely affect any Participant. Following the date of the consummation of a Significant Corporate Event, the Plan shall automatically terminate upon the completion of all payments under the terms of the Plan.

6.    Limitation of Certain Payments.

In the event that any payments and/or benefits due to a Participant under the Plan and/or any other arrangements are determined by the Company to constitute “excess parachute payments” as defined under Section 280G of the Code, any Retention Bonus Amount payable under the Plan shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of such Participant’s “base amount” (as defined under Section 280G of the Code), and by accepting participation in the Plan, each Participant agrees to waive his or her rights to any “parachute payments” (as defined under Section 280G of the Code) sufficient to reduce such parachute payments to below such threshold; provided, however, in no event shall such Retention Bonus Amount be reduced below zero. Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 6 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits), is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments). For purposes hereof, (i) the order in which any amounts are deemed to be reduced, if applicable, is (A) cash payments, (B) other non-cash forms of benefits, and (C) equity-based payments and acceleration of vesting, and (ii) within any such category of payments and benefits (that is, (i)(A), (i)(B) or (i)(C) above), (A) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are and (B) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.

7.    Additional Terms.

(a)    Designation of an individual as a Participant shall not provide any guarantee or promise of continued service or employment of the Participant with the Employer or any other member of the Company Group, and the Employer retains the right to terminate the employment of any Participant, at any time, with or without Cause, for any reason or no reason, except as may be restricted by law or contract.

(b)    Notwithstanding any provision herein to the contrary, the payment of any Retention Bonus Amount shall be conditioned upon and subject to the Clawback Policy.

(c)    The Company’s obligation to pay the Participant the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by the Participant to the Company or its Affiliates. The Participant shall not be required to mitigate the amount of any payment provided pursuant to the Plan by seeking other employment or otherwise, and the amount of any payment provided for pursuant to the Plan shall not be reduced by any compensation earned as a result of the Participant’s other employment or otherwise.

(d)    It is intended that the payments to be made under this Plan comply with the “short-term deferral exemption” provided under Section 409A of the Code and the regulations promulgated thereunder, and the Administrator shall interpret the Plan provisions accordingly. Notwithstanding such, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code, other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code.

(e)    The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.

(f)    If any provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted. All questions concerning the construction, validation and interpretation of the Plan shall be governed by the laws of the state of Texas without regard to its conflict of laws provisions.

(g)    To the maximum extent permitted by law, a Participant’s rights or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

(h)    The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.